Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Liz Brady

NEW YORK & COMPANY, INC. REPORTS JUNE SALES RESULTS

New York, New York — July 6, 2006 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 536 stores, announced today that total net sales for the five-week period ended July 1, 2006 increased 3.1% to $93.9 million, as compared to $91.1 million in the prior year period. Comparable store sales decreased 5.5% for the five-week period, as compared to a comparable store sales increase of 3.3% in the prior year period.

Total net sales for the twenty-two-week year-to-date period ended July 1, 2006 increased 0.6% to $460.7 million, as compared to $457.9 million in the prior year period. Comparable store sales decreased 7.5% for the twenty-two-week period, as compared to an increase of 3.2% in the prior year period.

Richard P. Crystal, Chairman and CEO stated: “June sales were similar to the trend experienced in May. During the month we continued to reduce inventory while maintaining our gross margin within planned levels, which we believe will position us for a successful fall season.”

The Company opened three new stores and closed one store in June, ending the month with 536 stores and 3.3 million selling square feet in operation.

Conference Call Information

To listen to New York & Company’s pre-recorded June sales message beginning today, Thursday, July 6, 2006 at 8:00 am ET, please dial (888) 203-1112 followed by the conference identification number #1785143.

Forward-Looking Statements: This press release contains certain forward-looking statements. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. As of July 1, 2006, the Company operated 536 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.